Exhibit 10.1

Execution Copy

Activision Blizzard, Inc.

3100 Ocean Park Blvd.

Santa Monica, CA 90405

March 31, 2009

Mr. Michael Morhaime

31 Moonshell

Newport Coast, CA  92657

Dear Michael:

                                                Reference is made to your employment agreement dated as of December 1, 2007 (the “Employment Agreement”) between you and Vivendi Games, Inc. (“Vivendi”) related to your employment with Activision Blizzard, Inc. (the “Company”), and the Assignment and Assumption Agreement dated as of July 9, 2008 between Vivendi and the Company, pursuant to which the Company assumed Vivendi’s obligations under the Employment Agreement.  Capitalized terms used herein without definition shall have the meanings assigned to such terms under the Employment Agreement.  In order to better facilitate the Company’s ability to deduct payments to you pursuant to Section 162(m) of the Code and to make certain related changes to your compensation arrangements, you and the Company hereby agree to amend certain provisions under the Employment Agreement, effective as of the date hereof, as follows:

1.                                       Base Salary.  Paragraph 3(a) of the Employment Agreement is hereby amended to add a new last sentence thereof to read as follows:

“Commencing as of March 31, 2009, your annual Base Salary rate shall be increased to $520,000.”

2.                                       Profit Sharing Compensation.  Paragraph 3(d) of the Employment Agreement is hereby amended to read as follows:

“Profit Sharing Compensation.  In addition to the MIP and the Holiday Plan, you shall be eligible to receive additional performance-based cash compensation on an annual basis pursuant to the Company’s 2008 Incentive Plan (or any successor plan thereto that is approved by the Company’s shareholders) (the “Incentive Plan”), based on a share of the earnings generated by the Company’s Blizzard Entertainment business.  Your profit sharing compensation under Incentive Plan (a “Profit Share Bonus”) will be based on a share of the “Profit Sharing Pool” that is created pursuant to the Blizzard Entertainment Profit Sharing Plan as in effect from time to time (the “Profit Sharing Plan”); provided, however, that all references under the Profit Sharing Plan to “Vivendi Games” or “Vivendi Universal Games” shall be replaced with the Company and your actual Profit Share Bonus will be subject to the terms and conditions set forth under the Incentive Plan.  Your Profit Share Bonus shall entitle you to five percent (5%) of the Profit Sharing Pool (if any) that is generated under the Profit Sharing Plan; provided, however, that the Committee may, in its sole discretion and at any time, exercise negative discretion with respect to your Profit Share Bonus to reduce the amount of your actual annual percentage interest in the Profit Sharing Pool to not less than three and one-half percent (3.5%).  You understand that except for your guaranteed minimum 3.5% participation in the Profit Sharing Pool under the Profit Sharing Plan, your actual bonus amount under the Profit Sharing Plan is dependent upon the amount of such Profit Sharing Pool being established thereunder, if any.  If no amounts are generated under the Profit Sharing Pool with respect to any performance year (i.e., due to lack of earnings for the Blizzard Entertainment business as determined under the Profit Sharing Plan) you shall not be entitled to receive any Profit Share Bonus for such year.  Notwithstanding the timing of payments under the Profit Sharing Plan for other participants thereunder, your Profit Share Bonus (if any) shall be paid to you following the end of the relevant performance year for which it is earned (but no later than the following March 15), after the Committee has certified achievement of the relevant results for purposes of calculating the Profit Sharing Pool in accordance with the Incentive Plan.  For the avoidance of doubt, your Profit Share Bonus is intended to constitute a “Senior Executive Plan Bonus” within the meaning of the Incentive Plan.”

3.                                       Bonus Determinations.  For purposes of clause (ii) under Paragraph 3(e) of the Employment Agreement, any pro-rata bonus compensation that you may become entitled to receive upon a qualifying termination of your employment or expiration of the Term with respect to the year of your termination or such expiration shall be equal to the product of (x) the total bonus amount that you would have earned if you had remained employed for the entire year (calculated based on actual performance achievement), multiplied by (y) a fraction, the numerator of which is the number of days during the performance year for which you remained employed by the Company, and the denominator of which is 365.

4.                                       Except as expressly set forth above, your Employment Agreement shall remain in full force and effect.

Very truly yours,

ACTIVISION BLIZZARD, INC.

By:	/s/ Ann E. Weiser
Name:
Title:

ACCEPTED AND AGREED:

/s/ Michael Morhaime
Michael Morhaime